Exhibit 99.1

Goldner Hawn Johnson & Morrison

Incorporated

3700 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-4128

612/338-5912

Fax 612/338-2860

August 30, 2005

John G. Turner

Stephen E. Watson

Co-Chairmen of the Board of Directors

ShopKo Stores Inc.

700 Pilgrim Way

Green Bay, Wisconsin 54304

Re:  Agreement and Plan of Merger by and among Badger Retail Holding, Inc., Badger Acquisition Corp. and ShopKo Stores, Inc. (the “Merger Agreement”)

Gentlemen:

We have been informed that Institutional Shareholder Services (“ISS”), in considering whether to recommend that the shareholders of ShopKo Stores, Inc. (“ShopKo”) vote to approve the Merger Agreement, has requested certain information regarding the financing and related arrangements for the acquisition of ShopKo by Badger Retail Holding, Inc. (“Badger Holding”).  Although the material terms of the acquisition financing and related arrangements are described in the proxy statement dated August 9, 2005 provided by ShopKo to its shareholders (the “Proxy Statement”), we are furnishing you with the following information so that you can respond more fully to ISS’s questions:

1.

Real Estate Financing and Appraisals.  The commitment letter, dated April 6, 2005, from our source of real estate financing, Bank of America, N.A., is included as an exhibit to the Schedule 13e-3 filed with the Securities and Exchange Commission and is also described in the Proxy Statement.  That commitment letter provides that, as a condition to providing real estate financing, Bank of America, N.A. shall have received appraisals on the real estate properties that constitute part of the security for the real estate financing “satisfactory in form and substance” to the lender.  The commitment letter

Mr. John G. Turner

Mr. Stephen E. Watson

August 30, 2005

further provides that the closing of the real estate financing “is not conditioned on a minimum aggregate value” for that real estate.

We have been informed by Bank of America, N.A. that it has received the appraisals necessary to satisfy the condition set forth in the commitment letter.  We have not obtained copies of those appraisals nor have we obtained our own appraisals of the real estate of ShopKo.  We have been informed by Bank of America, N.A. that it has received, but has not independently verified, appraisals that value the real estate subject to the financing at approximately $880 million in the aggregate.  This valuation will result in the interest rate on our real estate financing being 10 basis points higher than we had anticipated which will result in a meaningful increase in projected annual interest expense.  I hasten to add that we have not reviewed the individual appraisals, which were commissioned by Bank of America, N.A. for the specific purpose of underwriting the real estate financing, and, accordingly, have no view about the conclusions reached therein nor have we come to any independent view of the market value of ShopKo real estate.

2.

Equity Investments and Investment Banking Fees.  As more fully detailed in the Proxy Statement, the equity financing of $30 million necessary to complete the transaction and required as a condition to our debt financing will be provided by Marathon Fund Limited Partnership V (“Marathon Fund”), Mr. Eugster and certain members of management of ShopKo.  The Proxy Statement also discloses that it is currently estimated that ShopKo and Badger Holding (and, therefore, as shareholders of Badger Holding, Marathon Fund, Mr. Eugster and the management shareholders) will incur approximately $90 million of fees and expenses in connection with the transaction, including financial and other advisory fees to, and expenses incurred by, various investment bankers and financial advisors employed by ShopKo or Badger Holding, including to Goldner Hawn Johnson & Morrison.  Neither Marathon Fund, Mr. Eugster nor members of ShopKo management will receive payment of any financial or other advisory fee and the payment of these fees to investment bankers and financial advisors will not result in a reduction in the $30 million investment that Marathon Fund, Mr. Eugster and management will have in ShopKo after the closing.

3.

Post-Closing Dividends.  We are in the process of completing the negotiation of the acquisition financing documents with our lenders.  However, we anticipate that the financing documentation, when completed, will provide that dividends from ShopKo to Marathon Fund, Mr. Eugster and other equity participants will be prohibited in all circumstances until mid-2006.  We also anticipate that, thereafter, the payment of dividends will be permitted by the loan documentation on an annual basis provided that ShopKo’s operating results and financial condition meets certain benchmarks and provided further

Goldner Hawn Johnson & Morrison

Incorporated

Mr. John G. Turner

Mr. Stephen E. Watson

August 30, 2005

that ShopKo can demonstrate that its liquidity will not be impaired by payment of a dividend.  In short, ShopKo will not be able to pay dividends to its equity holders at or near the closing of this transaction and any future dividend payments would be contingent on post closing, longer term performance.

Best regards,

Goldner Hawn Johnson & Morrison Incorporated

/s/ Michael T. Sweeney

By Michael T. Sweeney

Managing Director

Goldner Hawn Johnson & Morrison

Incorporated